Exhibit 77(m)

Mergers

In mergers that were effective as of the close of business March 30, 2016, Sentinel Mid Cap Fund, a series of the Registrant, merged into Sentinel Small Company Fund, another series of the Registrant, and Sentinel Sustainable Mid Cap Opportunities Fund, a series of the Registrant, merged into Sentinel Sustainable Core Opportunities Fund, another series of the Registrant. The mergers were accomplished by Sentinel Small Company Fund issuing shares to Sentinel Mid Cap Fund in exchange for substantially all of its assets, and by Sentinel Sustainable Core Opportunities Fund issuing shares to Sentinel Sustainable Mid Cap Opportunities Fund in exchange for substantially all of its assets.  Sentinel Mid Cap Fund then distributed the shares of Sentinel Small Company Fund to its shareholders in liquidation of Sentinel Mid Cap Fund, and Sentinel Sustainable Mid Cap Opportunities Fund distributed the shares of Sentinel Sustainable Core Opportunities Fund to its shareholders in liquidation of Sentinel Sustainable Mid Cap Opportunities Fund.  Both reorganizations were approved by the Board of Directors of the Registrant on December 3, 2015.